UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 6, 2002

Gottschalks Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

1-09100	77-0159791
(Commission File Number)	(I.R.S. Employer Identification Number)

7 River Park Place East
Fresno, California    93720
(Address of principal executive offices including zip code)

(559) 434-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

The Company's senior secured revolving credit facility (for which General Electric Capital Corporation ("GE Capital") serves as agent), originally required the Company to obtain an additional $10.0 million of external financing by April 30, 2002, with a minimum of $5.0 million of that amount required by March 31, 2002 (the "Initial Liquidity Event"). As described in the Company's Annual Report on Form 10-K for the year ended February 2, 2002, the Company received net proceeds totaling approximately $6.0 million from three transactions completed prior to March 31, 2002, which fully satisfied the requirements of the Initial Liquidity Event. However, the Company was not able to fund the remaining $4.0 million required by April 30, 2002. As a result, beginning April 30, 2002 and continuing until the remaining $4.0 million was received, the Company was required to maintain a two-week trailing average minimum borrowing availability of at least $13.0 million, with a minimum of $10.0 million of borrowing availability at all times.

On May 6, 2002, the GE facility was amended to reduce the total dollar amount of external financing required from the original $10.0 million to $9.5 million, and to extend the date by which the funds are required to be obtained by June 15, 2002. The amendment, which was dated and was effective as of April 30, 2002, also permanently eliminated the previously described minimum liquidity requirements. The Company has received a commitment letter from a financial institution to finance the Company's partnership interest in its corporate headquarters, subject to certain conditions. Net proceeds from that transaction are expected to be approximately $3.5 million, and the receipt of those proceeds, which are expected on or before June 15, 2002, will result in a total of $9.5 million received from external financings. In the event the Company fails to fund the remaining $3.5 million by June 15, 2002, the Company will be required to pay a fee of $238,500 to the lenders, and the Company will not be eligible to receive an interest rate reduction under the GE facility until those proceeds have been received. However, the failure to complete the transaction by June 15, 2002 will not result in an event of default or additional covenants under the GE facility.

INDEX TO EXHIBITS

Exhibit No.	Description
10.1

Third Amendment to Credit Agreement dated April 30, 2002, by and among Gottschalks Inc., General Electric Capital Corporation, The CIT Group/Business Credit, LaSalle Retail Finance and Foothill Capital Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gottschalks Inc. (Registrant)

May 10, 2002	By: /s/ James R. Famalette James R. Famalette President and Chief Executive Officer

May 10, 2002	By: /s/ Michael S. Geele Michael S. Geele Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1

Third Amendment to Credit Agreement dated April 30, 2002, by and among Gottschalks Inc., General Electric Capital Corporation, The CIT Group/Business Credit, LaSalle Retail Finance and Foothill Capital Corporation.